EXHIBIT 99.2

STOCK PURCHASE AGREEMENT

by and among

LKQ Corporation

and

Robert H. Cruikshank, Trustee and Rowena R. Cruikshank, Trustee

and

Robert H. Cruikshank and Rowena R. Cruikshank

Dated as of February 20, 2004

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the 20th day of February, 2004, by and among LKQ Corporation, a Delaware corporation (“LKQ”), Robert H. Cruikshank, Trustee of the Robert H. Cruikshank Restated Trust dated November 17, 2003, and Rowena R. Cruikshank, Trustee of the Rowena R. Cruikshank Restated Trust dated November 17, 2003 (collectively, the “Shareholders”), and Robert H. Cruikshank and Rowena R. Cruikshank (collectively, and the “Cruikshanks”).

Recitals

The Shareholders own all of the issued and outstanding shares of capital stock of Global Trade Alliance, Inc. (the “Company”).  The Shareholders desire to sell such shares to LKQ, and LKQ desires to purchase such shares from the Shareholders, all as herein provided and on the terms and conditions hereinafter set forth.

Covenants

In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1.                                      Purchase and Sale of the Shares

The Shareholders agree to and will sell, transfer, assign and deliver to LKQ at the Closing, and LKQ agrees to and will purchase and accept from the Shareholders, on the terms and subject to the conditions set forth in this Agreement, an aggregate of 500 shares of common stock, no par value, constituting all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

2.                                      Purchase Price

2.1                               Amount of the Purchase Price.  As consideration for the Shares (the “Purchase Price”), LKQ agrees, subject to the terms, conditions and limitations set forth in this Agreement:

2.1.1  to pay to or for the account of the Shareholders in the  manner specified in Section 3.2 hereof, an amount in cash equal to (a) $28,500,000 minus (b) the dollar amount of all outstanding Applicable Debt of the Company at the Closing (the “Cash Consideration”); and

2.1.2  to deliver to the Shareholders in the manner specified in Section 3.2 hereof, a stock certificate for the number of shares of LKQ common stock, $.01 par value (“LKQ Common Stock”), determined by dividing (a)  $1,500,000 by (b) the average of the closing prices of the LKQ Common Stock (as published in The Wall Street Journal) on the five business days immediately preceding the Closing  (the “Stock Consideration”).

2.2                               Applicable Debt.  As used herein, “Applicable Debt” shall mean the unpaid principal and accrued but unpaid interest under promissory notes issued by the Company (including long-term debt and the current portion thereof) properly recordable on the Company’s unaudited balance sheets as of the Closing Date under the line item account numbers set forth on Section 2.2 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”), and specifically excluding, without limitation, obligations of the Company properly recordable as accounts payable, accrued expenses and taxes payable.  The parties acknowledge and agree that (i) the Applicable Debt of the Company as of the Closing Date, and (ii) the cash to the Shareholders at Closing (after setting aside the required escrow and cost-sharing amounts) are as set forth on Section 2.2 of the Disclosure Schedule.

3.                                      Closing

3.1                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Carlile Patchen & Murphy LLP, 366 East Broad Street, Columbus, Ohio 43215 on (i) February 20, 2004, if all of the conditions set forth in Articles 7.0 and 8.0 hereof (the “Closing Conditions”) have been satisfied or waived on or before that date; or (ii) the next business day after all of the Closing Conditions have been satisfied or waived, if not satisfied or waived until after February 20, 2004; or (iii) such other date as may be agreed upon in writing by the parties.  If Closing has not been completed on or before March 31, 2004 or such later date as the parties may have agreed upon in writing, either party may terminate this Agreement by giving written notice to that effect to the other party at any time prior to the date upon which all of the Closing Conditions have been satisfied or waived.  The date upon which Closing occurs is sometimes hereinafter referred to as the “Closing Date.”

3.2                               Procedure at the Closing.  At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

3.2.1  The Shareholders shall deliver to LKQ the certificates, instruments and other documents required to be delivered by the Shareholders pursuant to Section 7.0.

3.2.2  LKQ shall deliver to the Shareholders the certificates, instruments and other documents required to be delivered by LKQ pursuant to Section 8.0.

3.2.3  The Shareholders shall deliver to LKQ certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers.

3.2.4  LKQ shall pay to the Shareholders the Cash Consideration by wire transfer or certified or bank cashier’s check.

3.2.5 LKQ shall deliver to the Shareholders a copy of the certificates representing the Stock Consideration, and LKQ shall hold such original certificates in accordance with Section 9.1.4.

3.2.6  LKQ and the Shareholders shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Shares and the Purchase Price.

3.3                               Post Closing Financial Statements.  Within 45 days after the Closing Date, the Shareholders shall, with such assistance as may reasonably be required from LKQ, cause to be prepared by the Company’s current accounting firm and to be and delivered to LKQ an unaudited consolidated balance sheet and income statement for the Company in the form of a compilation report dated as of the Closing Date.  The financial statements prepared pursuant to this Section shall not include the results of any transactions which LKQ causes the Company to undertake following the completion of the Closing (even if such transactions occur prior to the close of business on the Closing Date), but otherwise shall be calculated on the same basis, and using the same accounting methods and policies, as the financial statements of the Company referred to in Section 4.4 and the Company’s most recently filed U.S. federal income tax return (subject to customary adjustments to reflect the differences between cash basis tax or statutory accounting and accrual accounting for financial reporting purposes and subject to the changes to accounting methods and policies which are described in Section 4.4 of the Disclosure Schedule) and shall demonstrate that the Company has net working capital at the Closing Date at least at the level of net working capital as listed on the Company’s September 30, 2003 balance sheet reduced by $100,000.  For this purpose, “net working capital” shall mean the amount by which the total current assets of the Company exceed the total current liabilities of the Company.  The parties acknowledge and agree that the net working capital of the Company at September 30, 2003 is set forth on Section 3.3 of the Disclosure Schedule.  The reasonable cost of the financial statements prepared pursuant to this Section will be borne 50% by LKQ and 50% by the Shareholders.  In the event net working capital at the Closing Date, as determined under this Section 3.3, is less than the net working capital of the Company as listed on the Company’s September 30, 2003 balance sheet by more than $100,000, the Damages which LKQ may claim under Section 9.1 relating to this Section 3.3 shall not exceed the amount of such excess over $100,000.

4.                                      Representations and Warranties of the Shareholders and the Cruikshanks

In order to induce LKQ to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Shareholders and the Cruikshanks jointly and severally makes the representations and warranties set forth below, each of which is independently relied upon by LKQ regardless of any investigation made or information obtained by LKQ.  With respect to representations and warranties made by the Shareholders and the Cruikshanks in connection with this Agreement, any information specifically set forth and disclosed in any section of this Agreement, in any section of the Disclosure Schedule attached to this Agreement, or in any exhibit attached to this Agreement (each a “Location”) shall be deemed to have been set forth and disclosed by the Shareholders and the Cruikshanks to the same extent in each and every other Location where the failure to repeat such information would otherwise cause the representations and warranties in or related to such Location to be inaccurate, incomplete or misleading.

4.1                               Organization, Power and Authority of the Company.  The Company is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation with corporate power and authority and all licenses and permits (except as described in Section 4.10 of the Disclosure Schedule and except with respect to licenses and permits the failure to possess which would not have a Material Adverse Effect) necessary to own or lease its properties and to carry on its business as it is now being conducted.  Subject to the information set forth in Section 4.1 of the Disclosure Schedule, the Company is legally qualified to transact business in each jurisdiction where it conducts business.

4.2                               Capital Stock of the Company.  The authorized, issued and outstanding capital stock of the Company is set forth in Section 4.2 of the Disclosure Schedule.  All voting rights in the Company are vested exclusively in its shares of common stock, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.  All of the issued and outstanding shares of common stock of the Company are validly authorized and issued, fully paid and non-assessable.  Section 4.2 of the Disclosure Schedule sets forth the name and address of, and number of shares of common stock of the Company owned by, the Shareholders as of the date hereof.  Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from the Company or the Shareholders any shares of common stock of the Company or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of shares of capital stock of the Company.  The Company has no obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

4.3                               No Subsidiaries.  The Company has no direct or indirect equity interest in any other person or entity.

4.4                               Financial Statements.  Set forth in Section 4.4 of the Disclosure Schedule are the following financial statements of the Company:

4.4.1  audited balance sheet at June 30, 2003 and unaudited balance sheets at September 30, 2003 and January 31, 2004; and

4.4.2 audited statement of income and cash flows for the twelve months ended June 30, 2003 and unaudited statements of income and cash flows for the three months ended September 30, 2003 and seven months ended January 31, 2004.

Such financial statements (including the related notes thereto), have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (subject to the changes to accounting methods and policies described in Section 4.4 of the Disclosure Schedule), present fairly the financial position of the Company as of their respective dates, and the results of operations and cash flows for the Company for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented.

4.5                               Liabilities. Except as described in Section 4.5 of the Disclosure Schedule, the Company has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except:  (i) to the extent reflected or taken into account in determining net worth in the unaudited balance sheet of the Company at January 31, 2004 (the “2004 Balance Sheet”) and not heretofore paid or discharged; (ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in Section 4.5 of the Disclosure Schedule; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the 2004 Balance Sheet.

4.6                              Tax Matters.

4.6.1  The Company has timely filed all tax returns and reports required to be filed by it, including without limitation all U.S. federal, state, and local tax returns, and has paid in full all taxes and other tax-related charges which have become due.  Except as described in Section 4.6 of the Disclosure Schedule, the amounts provided in the 2004 Balance Sheet for the Company for taxes are adequate to cover all unpaid liabilities for all U.S. federal, state, and local taxes and other tax-related charges which were accrued through, or applicable to the period ended, September 30, 2003 and for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any other person or entity (collectively, the “Taxes”).  Subject to the information set forth in Section 4.6 of the Disclosure Schedule, there is no tax deficiency proposed or, to the best knowledge and belief of the Shareholders and the Cruikshanks, threatened against the Company.  There are no material tax liens upon any property or assets of the Company.  The Company has, to the best knowledge and belief of the Shareholders and the Cruikshanks, made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

4.6.2  Subject to the information set forth in Section 4.6 of the Disclosure Schedule, all taxes and other assessments and levies which the Company was required by law to withhold or to collect have, to the best knowledge and belief of the Shareholders and the Cruikshanks, been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company for such payment, and all such withholdings and collections and all other payments due in connection therewith as of the date of the 2004 Balance Sheet are, to the best knowledge and belief of the Shareholders and the Cruikshanks,  duly reflected on the 2004 Balance Sheet.

4.6.3  None of the tax returns of the Company is under audit or examination by any tax authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any U.S. federal, state or local tax returns of the Company for any period.

4.6.4  The Company has not consented to have the provisions of Section 341(f)(2) of the Internal Revenue Code of 1986 (the “Code”) apply, nor has the Company made any “qualified stock purchases,” as defined in Section 338 of the Code.

4.6.5  The Shareholders shall, with such assistance as may reasonably be required from LKQ, cause to be prepared by the Company’s current accounting firm at the Shareholders’ expense all tax returns of or with respect to the Company that are required to be, but have not been,  filed on or prior to the Closing Date, and all tax returns due after the Closing Date which pertain to taxable periods ending on or prior to the Closing Date.

4.7                               Real Estate.

4.7.1  Section 4.7 of the Disclosure Schedule, to the best knowledge and belief of the Shareholders and the Cruikshanks,  accurately and completely sets forth, with respect to every parcel of real estate owned by the Company (the “Real Estate”):  (i) the location, including address, thereof; (ii) the legal description and approximate size thereof; (iii) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are, to the best knowledge and belief of the Shareholders and the Cruikshanks,  within the property, set-back and building lines; (iv) the approximate year acquired; and (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).

4.7.2  Section 4.7 of the Disclosure Schedule, to the best knowledge and belief of the Shareholders and the Cruikshanks,  accurately and completely sets forth, with respect to every parcel of real estate leased by the Company (the “Leasehold Premises”):  (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof; (iii) the legal description and the approximate size thereof; (iv) a brief description (including size) of the principal improvements and buildings thereon, all of which are, to the best knowledge and belief of the Shareholders and the Cruikshanks,  within the property, set-back and building lines of the Leasehold Premises; and (v) with respect to the “Affiliated Properties” (as defined in Section 7.7 hereof), the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).  The Company will deliver to LKQ prior to the Closing accurate and complete copies of each of the leases covering the Leasehold Premises, and none of such leases shall have been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in Section 4.7 of the Disclosure Schedule.  Subject to the information set forth in Section 4.7 of the Disclosure Schedule, all of the leases covering the Leasehold Premises are, to the best knowledge and belief of the Shareholders and the Cruikshanks, in full force and effect, and the Company is not, to the best knowledge and belief of the Shareholders and the Cruikshanks,  in default or breach under the terms of any such lease.  To the best knowledge and belief of the Shareholders and the Cruikshanks, no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under the terms of any such lease.  The Company has no knowledge of any breach or anticipated breach by the other parties to any such lease.

4.7.3  To the best knowledge and belief of the Shareholders and the Cruikshanks, the Company has good and marketable title to each parcel of Real Estate owned by it and a valid leasehold interest in each of the Leasehold Premises, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in any material respect.

4.7.4  To the best knowledge and belief of the Shareholders and the Cruikshanks, the buildings located on the Real Estate and the Leasehold Premises are each in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the operating needs of the Company as and to the extent that the operations of the Company currently are being conducted..

4.7.5  To the best knowledge and belief of the Shareholders and the Cruikshanks, each parcel of the Real Estate and the Leasehold Premises:  (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the operations conducted at such parcel; (ii) is served by water, electricity and telephone utilities (except as described in Section 4.7 of the Disclosure Schedule), in such quantity and quality as are sufficient to satisfy the current and reasonably anticipated operating needs of the Company; and (iii) has the necessary and appropriate zoning as required by law to allow the Company to carry on its business as it is now being conducted.

4.7.6  The Company has not received any notice of (i) any condemnation proceeding with respect to any portion of the Real Estate or the Leasehold Premises, and, to the best knowledge and belief of the Shareholders and the Cruikshanks, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Real Estate or the Leasehold Premises, and, to the best knowledge and belief of the Shareholders and the Cruikshanks, no such special assessment is contemplated by any governmental authority.

4.8                               Title to and Condition of Assets.  The Company has good and marketable title to all of its assets (other than the items of personal property which it leases and the Real Estate and Leasehold Premises covered by Section 4.7), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except those set forth in Section 4.8 of the Disclosure Schedule.  To the best knowledge and belief of the Shareholders and the Cruikshanks, the fixed assets of the Company are in good operating condition, normal wear and tear excepted.  Section 4.8 of the Disclosure Schedule sets forth the following information regarding the Company’s rolling stock located at each of its business locations: (i) the book value at January 31, 2004, and (ii) the age of the rolling stock at such location.  To the best knowledge and belief of the Shareholders and the Cruikshanks, and except as described in Section 4.8 of the Disclosure Schedule, (a) the inventory and supplies of the Company consist of items of a quality and quantity usable and salable in the normal course of the Company’s business at values in the aggregate at least equal to the values at which such items are carried on its books; (b) the values of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off; and (c) the value at which such inventories are carried on the 2004 Balance Sheet reflects the Company’s normal inventory valuation policies, stating inventories at the lower of cost or market, all determined in accordance and consistent with past practices.

4.9                               Receivables.  The Company has previously delivered to LKQ a complete list of all receivables of the Company as of January 31, 2004 including due dates thereof, and including accounts receivable, factored accounts receivable, notes receivable and insurance proceeds receivable.  All of the receivables listed thereon or set forth or reflected in the 2004 Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing

Date all of the receivables of the Company will be, valid accounts receivable which are or will be current and collectible and which have been or will be, within 90 days after the Closing Date, collected in full except to the extent of an allowance for uncollectible receivables of 5%.

4.10                        Licenses and Permits.  Except with respect to licenses and permits the failure to possess which would not have a Material Adverse Effect and except as described in Section 4.10 of the Disclosure Schedule, the Company possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a Material Adverse Effect.  All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or, to the best knowledge and belief of the Shareholders and the Cruikshanks, threatened to revoke or amend any of them.  Section 4.10 of the Disclosure Schedule contains an accurate and complete list of all such licenses, approvals, permits and authorizations.  None of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.11                        Proprietary Rights.  To the best knowledge and belief of the Shareholders and the Cruikshanks, the Company possesses all proprietary rights, the failure to possess which would have a Material Adverse Effect, including without limitation patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, and rights to any of the foregoing, necessary to carry on the Company’s business as now being conducted without, to the best knowledge and belief of the Shareholders and the Cruikshanks, conflict with valid proprietary rights of others.  To the best knowledge and belief of the Shareholders and the Cruikshanks, Section 4.11 of the Disclosure Schedule contains an accurate and complete list of all such proprietary rights (the “Proprietary Rights”).  To the best knowledge and belief of the Shareholders and the Cruikshanks, except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Company owns all right, title and interest in and to all of the Proprietary Rights, (ii) there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and there are no grounds for the same, (iii) the Company has not received any notice of conflict with the asserted rights of others within the last five years, and (iv) to the best knowledge and belief of the Shareholders and the Cruikshanks, the conduct of the business of the Company has not infringed any such rights of others.

4.12                        Adequacy of Assets.  To the best knowledge and belief of the Shareholders and the Cruikshanks, the assets and properties of the Company constitute, in the aggregate, all of the property necessary for the conduct of the Company’s business in the manner in which and to the extent to which it is currently being conducted.  Except as described in Section 4.12 of the Disclosure Schedule, the Company knows of no written or oral communication, fact, event or action which exists, or has occurred within 90 days prior to the date of this Agreement, which would tend to indicate that:  any current customer of the Company which will account for over 2% of the total consolidated net sales of the Company for the twelve months ended December 31, 2003, or any current supplier to the Company of items essential to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a Material Adverse Effect, will terminate its business relationship with the Company.  To the best knowledge and belief of the Shareholders and the Cruikshanks, none of the customer accounts of the Company have been designated by the appropriate governmental authorities as a “small business set-aside” contract.  None of the Shareholders and the Cruikshanks nor, to the best knowledge and belief of the Shareholders and the Cruikshanks, any officer, director or employee of the Company, or any affiliate of any of them, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business, except as set forth in Section 4.12 of the Disclosure Schedule.  Except as described in Section 4.12 of the Disclosure Schedule, the Company is not restricted by agreement from carrying on its business anywhere in the world.

4.13                        Certain Documents and Information.  Section 4.13 of the Disclosure Schedule accurately and completely lists the following:  (i) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound; (ii) each lease of personal property to which the Company is a party or by which it is bound; (iii) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves a future commitment by the Company in excess of $25,000 and which cannot be terminated without liability on 90 days or less notice; (iv) each power of attorney executed by or on behalf of the Company; (v) the name and current annual salary of each salaried employee of the Company whose current annual salary is in excess of $30,000 and the profit sharing, bonus or any other form of compensation (other than salary) paid or payable by the Company to or for the benefit of each such person for the year ending September 30, 2003, and any employment or other agreement of the Company with any of its officers or employees; (vi) the name of each of the officers and directors of the Company; and (vii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.  The Company will provide LKQ prior to the Closing an accurate and complete copy of each such agreement, contract or commitment listed in Section 4.13 of the Disclosure Schedule.  Except for any default that would not have a Material Adverse Effect, there has not been any default in any obligation to be performed by the Company under any such instrument.

4.14                        Insurance.  The Company carries insurance, which in the Company’s opinion is adequate in character and amount, with reputable insurers, covering, to the best knowledge and belief of the Shareholders and the Cruikshanks,  all of its material and insurable assets, properties and business, and, to the best knowledge and belief of the Shareholders and the Cruikshanks,   has provided all required performance and other surety bonds.  To the best knowledge and belief of the Shareholders and the Cruikshanks,  Section 4.14 of the Disclosure Schedule accurately and completely lists each policy of insurance in force with respect to the Company, its assets and properties, and each of the performance or other surety bonds maintained by the Company in the conduct of its business.  All premiums and other payments which have become due under the policies of insurance listed in Section 4.14 of the Disclosure Schedule have been paid in full, all of such policies are now in full force and effect and, except as described in Section 4.14 of the Disclosure Schedule, to the best knowledge and belief of the Shareholders and the Cruikshanks,   the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds.  To the best knowledge and belief of the Shareholders and the Cruikshanks,  the Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by any of them or denying or disputing any coverage for any such claim or the amount of any claim.  Except as set forth in Section 4.14 of the Disclosure Schedule, the Company does not have any claim against any of its insurers under any of such policies pending or anticipated, and, to the best knowledge and belief of the Shareholders and the Cruikshanks,  there has been no occurrence of any kind which would give rise to any such claim.  To the best knowledge and belief of the Shareholders and the Cruikshanks,  Section 4.14 of the Disclosure Schedule sets forth the claims experience (including all open and closed claims) of the Company for the period from January 1, 2001 to the present, for workers’ compensation claims, general liability claims, auto liability claims, products liability claims and any other claims covered by any insurance policy the Company has ever possessed.

4.15                        Litigation.  Except as set forth in Section 4.15 of the Disclosure Schedule, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best knowledge and belief of the Shareholders and the Cruikshanks, threatened, against or affecting the Company or any of the assets or properties of the Company which could have a Material Adverse Effect and, to the best knowledge and belief of the Shareholders and the Cruikshanks, there is no basis for any of the foregoing.  There are no outstanding orders, decrees or stipulations issued by any U.S. federal, state, or local judicial or administrative authority in any proceeding to which the Company is or was a party and which would have a Material Adverse Effect.

4.16                        Records.  The Company will furnish LKQ prior to the Closing with copies of the Company’s articles of incorporation and all amendments thereto to date (certified by the appropriate officer of the state of the Company’s incorporation) and of the Company’s bylaws (certified by the Company’s secretary), and such copies will be correct and complete in all respects.  All of the operating data and records of the Company, including without limitation customer lists and financial, accounting and credit records (the “Records”), are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made therein, except as described in Section 4.16 of the Disclosure Schedule.  A record of all actions taken by the shareholders and the board of directors of the Company and all minutes of their meetings are contained in the minute books of the Company and are accurate and complete.  The record books and stock ledgers of the Company contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of the Company.

4.17                        No Material Adverse Change.  Except as disclosed in Section 4.17 of the Disclosure Schedule, since September 30, 2003, (i) there have not been any changes in the business or properties of the Company, or in its financial condition, or in state or federal legislation applicable to the Company, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect, and (ii)  there is not, to the best knowledge and belief of the Shareholders and the Cruikshanks, any threatened or prospective event or condition of any character whatsoever, including but not limited to proposed federal or state legislation applicable to the Company, which could have a Material Adverse Effect.

4.18                        Absence of Certain Acts or Events.  Except as disclosed in Section 4.18 of the Disclosure Schedule, since September 30, 2003, the Company has not:  (i) authorized or issued any of its shares of capital stock (including any held in its treasury) or any other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees other than in the ordinary course of business, consistent with prior practice; (iv) sold, leased, transferred or assigned any of its assets, other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $25,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby; or (vii) suffered any theft, damage, destruction or casualty loss in excess of $25,000.

4.19                        Compliance with Laws.  Except as set forth in Section 4.19 of the Disclosure Schedule, the Company is in compliance with all laws, regulations and orders applicable to it, its assets, properties and business, except where the failure so to comply would not have a Material Adverse Effect.  Except as described in Section 4.19 of the Disclosure Schedule, the Company has not received notification of any asserted past or present failure to comply with any laws, and, to the best knowledge and belief of the Shareholders and the Cruikshanks, no proceeding with respect to any such violation is contemplated.  Neither the Company nor, to the best knowledge and belief of the Shareholders and the Cruikshanks, any employee of the Company, has made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

4.20                        Environmental Matters.

4.20.1 Definitions.  For purposes of this Agreement, the terms listed below shall mean the following:

“Above Ground Tanks” shall mean that term as defined in 40 C.F.R. § 260.10.

“Environmental Laws” means U.S. federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, and any similar items, relating to the protection of human health, safety, or the environment including without limitation:  (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§ 9601 et seq.); (b) the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (c) The Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§ 1802 et seq.); (d) the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Act Amendments (“RCRA”) (42 U.S.C. §§ 6901 et seq.); (e) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.) (the “Clean Water Act”); (f) the Safe Drinking Water Act (42 U.S.C. §§ 300h et seq.); (g) the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 1857 et seq.); (h) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. § 6901 et seq.); (i) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (j) the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) (42 U.S.C. §§ 11001 et seq.); (k) the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) (7 U.S.C. §§ 136 et seq.); (l) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (m) the Radon Gas and Indoor Air

Quality Reserve Act (42 U.S.C. §§ 7401 et seq.); (n) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (o) the Rivers and Harbors Act of 1899 (33 U.S.C. §§ 401 et seq.); (p) the Oil Pollution Act of 1990 (33 U.S.C. §§ 1321 et seq.); (q) the Endangered Species Act of 1973, as amended (16 U.S.C. §§ 1531 et seq.); (r) the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.); (s) North American Free Trade Act, (t) counterparts of any of the foregoing federal statutes enacted within the United States or by any U.S. state, region, county or local government (including any subdivisions thereof); (u) any and all laws, rules, regulations, codes, ordinances, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments enacted or promulgated under any of the foregoing, all as amended and as may be amended in the future, and (v) common law theories of nuisance, trespass, waste, negligence, and abnormally dangerous activities arising out of or relating to the presence of Hazardous Substances in the environment or work place.

“Governmental Authority” means (i) any domestic government or political subdivision thereof whether domestic, national, state, county, municipal or regional or any other governmental entity; (ii) any agency or instrumentality of any such government, political subdivision or other government entity; (iii) any court, arbitral tribunal or arbitrator; and (iv) any non-governmental or quasi-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

“Hazardous Substances” shall mean and be construed broadly to include any constituent, chemical, element, particle, compound, material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” or “special waste” under any Environmental Law and includes, but is not limited to, petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Permit” shall mean any approval, covenant, waiver, exception, order, permit, authorization, site-specific limitation, or license of any Governmental Authority relating to any Environmental Law or the use of land or any Company operations.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including without limitation the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any hazardous substance.

“Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

4.20.2.  Except as described in Section 4.20.2 of the Disclosure Schedule, (i) the Company has not transported, stored, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances or other waste to or at any location or in a manner that has resulted or could result in a liability under any Environmental Law, (ii) the Company has not performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any Environmental Law, and (iii) the Company has not disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances or other waste upon property owned or leased by it.

4.20.3  There has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Substance on, into or beneath the surface of, any parcel of the Real Estate or the Leasehold Premises, or to the best knowledge and belief of the Shareholders and the Cruikshanks, on property adjacent thereto.

4.20.4  The Company has not transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent.  The Company has not received any notice, and the Company has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a U.S. federal or state environmental response action or corrective action under CERCLA, RCRA or under any other Environmental Law.  The Company has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Real Estate or the Leasehold Premises.  The Company has not received any request for information in connection with any environmental response under any Environmental Law.  The Company has not undertaken (or been requested to undertake) any environmental response action at the request of any U.S. federal, state or local governmental entity, or at the request of any other person or entity, at any Real Estate or the Leasehold Premises.

4.20.5  Except as set forth in Section 4.20.5 of the Disclosure Schedule, the Company does not use, nor has it ever used, any Underground Storage Tanks or Above Ground Tanks, and there are not now nor, to the best knowledge and belief of the Shareholders and the Cruikshanks, have there ever been Underground Storage Tanks or Above Ground Tanks on the Real Estate or the Leasehold Premises.  There has been no Release from or rupture of any Underground Storage Tanks or Above Ground Tanks on the Real Estate or the Leasehold Premises during the periods of the Company’s uses thereof.

4.20.6  There are no asbestos-containing materials in or on any of the Affiliated Properties (as defined in Section 7.7) or, to the best knowledge and belief of the Shareholders and the Cruikshanks, in or on any of the Leasehold Premises except as indicated in that certain Phase I Environmental Site Assessment Update prepared by CTL Engineering, Inc. and dated February 10, 2004.

4.20.7  Except as described in Section 4.20.7 of the Disclosure Schedule, the Company is in compliance with all Environmental Laws governing the Real Estate and the Leasehold Premises and the operations of the Company.  The Company has obtained and maintained in effect all approvals and permits necessary under the Environmental Laws for operation of its business; no action to revoke or modify such approvals or permits is pending; and the Company is in compliance with such approvals and permits.  There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, remediation, corrective actions, repairs, construction or capital expenditures with respect to the assets or properties of the Company.

4.20.8  There are no failures to comply with any Environmental Laws at any of the Real Estate or the Leasehold Premises which pose a risk to the environment or the health or safety of any persons.  The Company has never engaged in any activities relating to manufacturing, remanufacturing, or refurbishing of any automotive parts at any of the Real Estate or the Leasehold Premises, except bumper refurbishing activities at 2040 S. Hamilton Road in Columbus, Ohio.

4.20.9  The Company will provide LKQ prior to the Closing with true, accurate and complete information pertaining to the environmental history of the assets of the Company and the Real Estate and the Leasehold Premises.  Section 4.20.9 of the Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies relating to the assets, Real Estate and Leasehold Premises, properties or business of the Company undertaken by a Governmental Authority or the Company or any of their agents; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to the Real Estate or the Leasehold Premises; (iii) all written communications, including without limitation warning notices, notices of violation, requests for information, complaints, demands, judgments, orders, consent orders or decrees between the Company and any U.S. federal, state or local environmental agencies or any person or entity within the applicable statutory limitations period; and (iv) all citations, penalties, orders, judgments, and decrees issued to the Company within the past ten years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); provided, that any disclosure pursuant to this Section 4.20.9 in the Disclosure Schedule shall not limit or otherwise affect the representations and warranties set forth elsewhere in Section 4.20 or other Sections of this Agreement.

4.21                        Labor Relations.  Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the best knowledge and belief of the Shareholders and the Cruikshanks, there has been no effort by any labor union to organize any employees of the Company into one or more collective bargaining units.  There is not pending or, to the best  knowledge and belief of the Shareholders and the Cruikshanks, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operation.  To the best knowledge and belief of the Shareholders and the Cruikshanks, and subject to the information provided in Section 4.21 of the Disclosure Schedule, neither the Company nor any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act, as amended.  There is not now pending or, to the best knowledge and belief of the Shareholders and the Cruikshanks,  threatened any charge or complaint against the Company by or with the National

Labor Relations Board or any representative thereof.  There has been no strike, walkout or work stoppage involving any of the employees of the Company during the five-year period prior to the date hereof.  Other than Robert Cruikshank, the Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

4.22                        Employee Benefits.

4.22.1  None of the Company, nor any corporation or business which is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including the Company, within the meaning of Section 414 of the Code, maintains or contributes to, or at any time since January 1, 1993 maintained or contributed to:  (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company or their beneficiaries are entitled, or current employees of the Company will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or U.S. federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except in each case as described in Section 4.22 of the Disclosure Schedule.  The plans described in Section 4.22 of the Disclosure Schedule are referred to herein as the “Plans.”

4.22.2  To the best knowledge and belief of the Shareholders and the Cruikshanks, the  administration of the Plans complies in all respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation.  To the best knowledge and belief of the Shareholders and the Cruikshanks,  all of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with the requirements of ERISA including, but not limited to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims.  The costs of administering the Plans, including fees for the trustee and other service providers which are customarily paid by the Company, have been paid or will be paid prior to the Closing Date or are reflected in the 2004 Balance Sheet.  To the best knowledge and belief of the Shareholders and the Cruikshanks,  there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans.  There are no pending or, to the best knowledge and belief of the Shareholders and the Cruikshanks, threatened claims, lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

4.22.3  All required contributions for all Plan years ending prior to the Closing Date have been made and adequate accruals for contributions with respect to all current Plan years are reflected in the 2004 Balance Sheet.  The cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the 2004 Balance Sheet in accordance with GAAP, including Statements of Financial Accounting Standards 87, 106 and 112.  The net fair market value of all assets of each Plan exceeds the actuarial present value of the accumulated benefits under such Plan, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for such Plan.  If any of the Plans is a multi-employer plan as defined in Section 3(37) of ERISA, the Company would not be liable for any withdrawal liability under Subtitle E of Title IV of ERISA if a complete withdrawal occurred immediately prior to the Closing Date.  The Company has no plans, programs, agreements or arrangements, and has not made any other commitments to its employees, former employees or their beneficiaries, under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement.

4.22.4  The Company will furnish LKQ prior to the Closing with true and complete copies of:  (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the Plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; (iv) the reports of the most recent actuarial valuations of the Plans; (v) copies of all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee thereunder; and (vi) copies of any communications or notices provided to employees or plan participants with respect to the Plans along with information concerning the date and extent of distribution of such communications.

4.23                        Warranties.  No product manufactured, sold, leased, or delivered by the Company, or work performed by it, is subject to any guaranty, warranty, or other indemnity, except as described in Section 4.23 of the Disclosure Schedule.  Each product manufactured, sold, leased, or delivered by the Company, and all work performed by it, has been in conformity with all applicable contractual commitments and all express and implied warranties, and is free from defects.  No product manufactured, sold, leased, or delivered by the Company shall be returned for refund except to the extent of an allowance for returns of an amount equal to 2.5% of the total sales of the Company over the 90 day period ending on the Closing Date.

4.24                        Product Liability.  The Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by it, or as a result of any work performed by it.

4.25                        Accuracy of Information.  No representation, statement or information made or furnished by the Company, the Shareholders, or the Cruikshanks in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

4.26                        Investment Bankers’ and Brokers’ Fees.  The Company does not have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.27                        Binding Obligation.  This Agreement has been duly executed and delivered by the Shareholders and the Cruikshanks and is a valid and binding obligation of the Shareholders and the Cruikshanks, enforceable in accordance with its terms.  Each of the Shareholder’s trust has been duly formed under the laws of the state of its formation.  Neither the execution and delivery of this Agreement by the Shareholders and the Cruikshanks nor the consummation by them of the transactions and performance by them of the agreements contemplated hereby will:  (i) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Shareholders, the Cruikshanks or the Company or the assets or properties of the Company; or (ii) except as described in Section 4.27 of the Disclosure Schedule, result in any breach of or default under or create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against the Shareholders, the Cruikshanks or the Company or the assets or properties of the Company.  No permit, consent, approval or authorization of, or declaration to or filing by the Shareholders, the Cruikshanks or the Company with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by the Shareholders and the Cruikshanks and the consummation by the Shareholders and the Cruikshanks of the transactions and performance by them of the agreements contemplated hereby.

4.28                        Status of the Shares.  The Shareholders are the lawful owners of all of the shares of the common stock of the Company, and the Shareholders have valid marketable title thereto, free and clear of all liens, pledges, encumbrances, restrictions on transfer, claims and equities of every kind.  Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from the Shareholders any of the shares of the Company’s common stock held by the Shareholders.

4.29                        Private Offering.

4.29.1  Each of the Shareholders is aware and understands that (i) LKQ is relying upon such Shareholder’s representations, warranties, and agreements contained in this Agreement in determining the applicability of certain laws and regulations to the transactions contemplated hereby, (ii) there are substantial risks incident to an investment in the LKQ Common Stock, an investment in the LKQ Common Stock is inherently speculative in nature, and such Shareholder may suffer a complete loss of such Shareholder’s investment, (iii) no federal or state agency has passed upon the LKQ Common Stock or made any finding or determination as to the fairness of this investment, the merits of the terms of the offer and the sale of the LKQ Common Stock, or the adequacy or accuracy of LKQ’s disclosures to such Shareholder, (iv) such Shareholder must bear the economic risk of such Shareholder’s investment in the LKQ Common Stock for an indefinite period of time because the shares of LKQ Common Stock have not been and will not be registered as part of this transaction under the Securities Act of 1933, as amended (the “Act”), or any state securities law and, therefore, cannot be sold or transferred unless either they are subsequently registered or an exemption from such registration is available, (v) investment in the LKQ Common Stock is suitable only for persons who have adequate means of providing for their current needs and personal contingencies and have no need for liquidity in this investment, and (vi) the shares of LKQ Common Stock comprising the Stock Consideration are and will be “restricted securities,” as said term is defined in Rule 144 promulgated under the Act, and the stock certificate representing the LKQ Common Stock will include an appropriate restrictive legend.

4.29.2  The shares of LKQ Common Stock are being acquired for each of the Shareholder’s own account, for investment purposes only, and not with any view toward the resale or distribution thereof, or with any present intention of selling or distributing any of such shares, and no one other than each Shareholder has any beneficial interest in such shares.

4.29.3  Each of the Shareholders is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Act.

4.29.4  Each of the Shareholders has received and carefully reviewed all materials (including LKQ’s Prospectus dated October 2, 2003 and LKQ’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2003) that such Shareholder considers relevant to evaluate the risks and merits of an investment in the LKQ Common Stock and has had a full opportunity to ask questions of and receive answers from LKQ or its officers concerning the terms and conditions of an investment in the LKQ Common Stock and to verify the accuracy of any representation or information set forth herein, and all such questions, if any, have been answered to the full satisfaction of the Shareholders, and they acknowledge that, in deciding to acquire LKQ Common Stock, they have not relied on any oral representation by or on behalf of LKQ or on any projections of future performance of LKQ.

4.29.5  The Shareholders agree that they will not sell or otherwise dispose of any of the LKQ Common Stock unless such sale or other disposition (i) has been registered under the Act or, in the opinion of Shareholders’ counsel acceptable to LKQ, is exempt from registration under the Act, and (ii) has been registered or qualified or, in the opinion of such counsel, is exempt from registration or qualification under applicable state securities laws.

5.                                      Representations and Warranties of LKQ

In order to induce the Shareholders and the Cruikshanks to enter into this Agreement and to consummate the transactions contemplated hereunder, LKQ makes the following representations and warranties:

5.1                               Organization, Power and Authority of LKQ.  LKQ is a corporation duly organized and validly existing under the laws of the State of Delaware.  LKQ has full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

5.2                               Capital Stock of LKQ.  The authorized capital stock of LKQ consists solely of 500,000,000 shares of common stock, of which 19,582,242shares are issued and outstanding as of the Closing Date.  All voting rights in LKQ are vested exclusively in its shares of common stock, and there are no voting trusts, proxies or other agreements or understandings of which LKQ is aware with respect to the voting of the capital stock of LKQ. All of the issued and outstanding shares of common stock of LKQ are validly authorized and issued, fully paid and non-assessable. As of the Closing Date, except for (i) 4,457,795 shares reserved for issuance upon exercise of outstanding options granted under LKQ’s 1998 Equity Incentive Plan, (ii) 175,000 shares reserved for issuance upon exercise of options granted to LKQ’s Chief Executive Officer, (iii) 180,000 shares reserved upon exercise of outstanding options granted under LKQ’s Stock Option and Compensation Plan for Non-Employee Directors, and (iv) 1,751,293 shares reserved for issuance upon the exercise of warrants, there are no outstanding warrants, options or rights of any kind to acquire from LKQ any shares of its common stock or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of shares of capital stock of LKQ.  Except as disclosed in LKQ’s audited financial statements, LKQ has no obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

5.3                               Financial Statements.  LKQ has previously delivered to the Shareholders a copy of LKQ’s audited financial statements for the year ending December 31, 2002 and LKQ’s unaudited financial statements for the quarter ended September 30, 2003, each of which present fairly the financial position of LKQ at such date.  The December 31, 2002 Balance Sheet included in such financial statements is referred to herein as the “LKQ Balance Sheet.”

5.4                               Liabilities.  LKQ and its Consolidated Subsidiaries have no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) to the extent reflected or taken into account in determining net worth in the LKQ Balance Sheet and not heretofore paid or discharged; (ii) to the extent disclosed in Section 5.4 of the Disclosure Schedule; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the LKQ Balance Sheet.

5.5                               Litigation.  There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of LKQ’s knowledge, threatened against or affecting LKQ or any of the Consolidated Subsidiaries or any of their assets or properties which could have a Material Adverse Effect and, to the best of LKQ’s knowledge, there is no basis for any of the foregoing.  There are no outstanding orders, decrees or stipulations issued by any federal, state, or local judicial or administrative authority in any proceeding to which LKQ or any of the Consolidated Subsidiaries is or was a party and which would have a Material Adverse Effect.

5.6                               No Material Adverse Change.  Since the date of the LKQ Balance Sheet, there have not been any changes in the business or properties of LKQ or any of the Consolidated Subsidiaries, or in its consolidated financial condition, other than changes occurring in the ordinary course of business that in the aggregate have not had a Material Adverse Effect.

5.7                               Compliance with Laws.  LKQ and the Consolidated Subsidiaries are in compliance with all laws, regulations and orders applicable to them or their assets, properties and business, except where the failure so to comply would not have a Material Adverse Effect.  Neither LKQ nor any of the Consolidated Subsidiaries has received notification of any asserted past or present failure to comply with any laws, and, to the best of LKQ’s knowledge, no proceeding with respect to any such violation is contemplated, except in each case where such violation or failure so to comply would not have a Material Adverse Effect.  Neither LKQ nor any of its Consolidated Subsidiaries, nor, to the best of LKQ’s knowledge, any employees of any of them has made any payment of funds in connection with their business prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law.

5.8                               Due Authorization; Binding Obligation; Noncontravention.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of LKQ.  This Agreement has been duly executed and delivered by LKQ and is a valid and binding obligation of LKQ, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement by LKQ nor the consummation of the transactions contemplated hereby will:  (i) conflict with or violate any provision of the certificate of incorporation or bylaws of LKQ or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against it; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against it.  No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by LKQ or the consummation of the transactions contemplated hereby.

5.9                               Accuracy of Information.  No representation, statement or information made or furnished by LKQ in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

5.10                        Investment Bankers’ and Brokers’ Fees.  LKQ has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.                                      Other Agreements

6.1                               Personal Effects. At any time on, before or after the Closing Date, LKQ acknowledges and agrees that Robert H. Cruikshank shall be entitled to remove from any and all premises occupied by the Company the items of personal property which are owned by him personally as described in Section 6.1 of the Disclosure Schedule.

6.2                               Code Section 338.  LKQ and the Shareholders agree that no election under Code Section 338 shall be made with respect to the transactions contemplated by this Agreement.

6.3                               Release of Guarantees.  Within ninety (90) days after the Closing Date, the Shareholders shall cause Columbus Countywide Development (“CCD”) to release the Company from its guarantee of the obligation of the Shareholders to repay the loan dated September 10, 1991 for the purchase of property located at 2660 Winchester Pike, Columbus, Ohio that is currently owned by Winchester Properties, LLC.  The Shareholders acknowledge that, as of January 28, 2004, the outstanding loan balance owed to CCD was $133,738.45.  LKQ shall withhold $133,738.45 from the Cash Consideration as a non-interest bearing escrow to secure the Shareholders’ obligations under this paragraph.  Upon receipt of the release of the Company’s obligations executed by CCD, LKQ shall, within three business days, pay $133,738.45 (the portion of the Cash Consideration held in a non-interest bearing escrow by LKQ) to the Shareholders.

Within ninety (90) days after the Closing Date, the Shareholders shall cause Scope Leasing, Inc. (“Scope”) to release the Company from its guarantee of the obligation of Aeromax, Inc. with respect to the lease by Aeromax, Inc. of a Merlin IIIA aircraft.  The Shareholders acknowledge that, as of January 6, 2004, the outstanding loan balance owed to Scope was $419,880.12.  LKQ shall withhold $419,880.12 from the Cash Consideration as a non-interest bearing escrow to secure the Shareholders’ obligations under this paragraph.  Upon receipt of the release of the Company’s obligations executed by Scope, LKQ shall, within three business days, pay $419,880.12 (the portion of the Cash Consideration held in a non-interest bearing escrow by LKQ) to the Shareholders.

6.4                               No Knowledge of Breach by Shareholders and the Cruikshanks.  Excluding matters disclosed in this Agreement, the Disclosure Schedule, or any other agreement executed by the parties hereto simultaneous herewith, to the knowledge of LKQ, LKQ is not aware of any facts or circumstances that would serve as the basis for a claim by LKQ against the Shareholders and the Cruikshanks based upon a breach of any of the representations and warranties of the Shareholders and the Cruikshanks contained in this Agreement.

7.                                      Conditions to the Obligation of LKQ

The obligation of LKQ to purchase the Shares shall be subject to the fulfillment (or waiver by LKQ) at or prior to the Closing Date of each of the following conditions:

7.1                               Opinion of Counsel.  LKQ shall have received an opinion dated the Closing Date from Carlile Patchen & Murphy LLP, counsel for the Shareholders, the Cruikshanks and the Company, satisfactory to LKQ in form and substance concerning the matters set forth in Exhibit A.

7.2                               Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

7.3                               No Restraint.  No court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

7.4                               No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which, in LKQ’s judgment, makes it inadvisable to proceed with the purchase of the Shares.

7.5                               Releases.  To the extent requested by LKQ, each of the Company’s directors and officers shall have delivered to the Company and LKQ a resignation and a release and waiver of any claim that he or she may have against the Company, except for any claims arising under this Agreement or under any other document or agreement executed and delivered in connection with the transactions contemplated by this Agreement or under the Company’s existing employment agreement with Michael L. Rogers.

7.6                               Due Diligence.  LKQ shall have completed its due diligence investigation of the Company, and the results of such investigation shall not have revealed any circumstance, event or occurrence which had or reasonably could be expected to have a Material Adverse Effect on the Company.

7.7                               Leases. The Shareholders shall have caused the owners of the properties currently occupied by the Company and located at 2040 S. Hamilton Road, Columbus, Ohio, 2690 Winchester Pike, Columbus, Ohio, and 655 Columbus Street, Lancaster, Ohio (collectively, the “Affiliated Properties”) to enter into  lease agreements (the “Lease Agreements”) with the Company with respect to such Affiliated Properties in form and substance substantially as set forth in Exhibits B-1 and B-2, respectively.

7.8                               Good Standing Certificate.  The Shareholders shall have delivered to LKQ a Certificate from the appropriate governmental agency evidencing that the Company is in good standing under the laws of its jurisdiction of incorporation and in each jurisdiction in which it is qualified as a foreign corporation.

7.9                               Consulting Agreement. Robert H. Cruikshank shall have entered into a consulting agreement, in form and substance substantially as set forth in Exhibit C, with the

Company, and each of the Cruikshanks shall have terminated their existing employment agreements with the Company.

8.                                      Conditions to Obligation of the Shareholders

The obligation of the Shareholders to sell the Shares shall be subject to the fulfillment (or waiver by the Shareholders) at or prior to the Closing Date of each of the following conditions:

8.1                               Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

8.2                               No Restraint.  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

8.3                               No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which in the Shareholders’ judgment, makes it inadvisable to proceed with the sale of the Shares to LKQ.

8.4                               Corporate Action.  LKQ shall have taken all corporate action necessary to effect the purchase of the Shares, and shall have furnished the Shareholders with certified copies of resolutions duly adopted by its board of directors (or a committee thereof), in form and substance satisfactory to counsel for the Shareholders, in connection with the foregoing.

8.5                               Leases.  The Company shall have entered into lease agreements with respect to the Affiliated Properties, in form and substance substantially as set forth in Exhibit B.

8.6                               Consulting Agreement.  The Company shall have entered into a consulting agreement, in form and substance substantially as set forth in Exhibit C, with Robert H. Cruikshank.

9.                                      Indemnification

9.1                               Indemnification by the Shareholders and the Cruikshanks. Subject to the terms and conditions of this Section, the Shareholders and the Cruikshanks hereby jointly and severally agree, from and after the Closing Date, to indemnify, defend and hold harmless LKQ and its affiliates from, against, for, and in respect of any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) (collectively, “Damages”) incurred or suffered by them by reason of, resulting from, based upon or arising out of (i) any inaccuracy or untruth of any representation or warranty of the Shareholders or the Cruikshanks contained in or made pursuant to this Agreement or in any certificate, Schedule or Exhibit furnished by the Shareholders or the Cruikshanks in connection herewith, (ii) any default in the performance of any of the covenants or agreements made by the Shareholders or the

Cruikshanks in this Agreement, (iii) any claim relating to any Environmental Law and based upon the actions of the Company,  the Shareholders, or the Cruikshanks prior to the Closing Date, including such actions of the Company,  the Shareholders, or the Cruikshanks disclosed in Sections 4.20.3 through 4.20.9 of the Disclosure Schedule, or (iv) any claim relating to the Company’s obligations to lease the automobiles used by the Cruikshanks.  The right of LKQ to be indemnified from and after the Closing Date shall be subject to each of the following principles or qualifications and any other principles and qualifications set forth in any other agreement executed by the parties hereto simultaneous herewith:

9.1.1  Intentionally omitted.

9.1.2  Except as otherwise provided in Section 9.1.3, each of the representations and warranties made by the Shareholders or the Cruikshanks in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date.  No claim for the recovery of Damages based upon the inaccuracy or untruth of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.1.2 or Section 9.1.3; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) may thereafter be pursued if and to the extent that a lawsuit asserting such claim is filed prior to or within 180 days after the last day of such applicable period.

9.1.3  Notwithstanding the foregoing provisions of Section 9.1.2, (i) the representations and warranties in Sections 4.1, 4.2, 4.27 and 4.28 shall survive forever, subject to applicable statutes of limitation, (ii) the representations and warranties made in Section 4.6 shall in each case survive until the first anniversary of the later of (A) the date on which the applicable period of limitation on assessment or refund of tax has expired, or (B) the date on which the applicable tax year (or portion thereof) has been closed, and (iii) the representations and warranties made in Sections 4.19 and 4.20 shall survive until the sixtieth day following the expiration of the applicable statute of limitations.

9.1.4  Such indemnification obligation of the Shareholders and the Cruikshanks shall be secured by the right, but not the obligation, of LKQ to set-off against the Stock Consideration.  Until the second anniversary of the Closing, the stock certificates representing the Stock Consideration shall be held in escrow by LKQ.  If the Shareholders elect to sell any or all of the Stock Consideration prior to the second anniversary of the Closing, all proceeds from such sale shall be delivered to and held in escrow by LKQ until the second anniversary of the Closing, at which time LKQ shall pay to the Shareholders interest on any such proceeds from the date of receipt equal to three percent (3%) per annum. Upon notice to the Shareholders or the Cruikshanks specifying in reasonable detail the basis for such set-off, LKQ may set-off any amount to which it may be entitled under this Section 9.1 against the Stock Consideration.   Any shares of LKQ Common Stock obtained by LKQ from the Shareholders to satisfy any indemnification obligation hereunder shall be valued at the average of the closing prices of the LKQ Common Stock (as published in The Wall Street Journal) on the five business days immediately preceding the day such shares are transferred to LKQ.  Except to the extent it is exercised, such right of set-off shall not limit or otherwise affect the obligation of the Shareholders or the Cruikshanks to satisfy any indemnification obligation under this Section 9.1 directly.  Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit LKQ in any manner in the enforcement of any other remedies that may be available to it.  Any and all LKQ Common Stock, cash and accrued interest which continues to be held in escrow by LKQ on the second anniversary of the Closing shall be returned by LKQ to the Shareholders within 10 days after such second anniversary.

9.2                               Indemnification by LKQ. Subject to the terms and conditions of this Section, LKQ does hereby agree, from and after the Closing Date, to indemnify, defend, and hold  harmless the Shareholders and the Cruikshanks from, against, for, and in respect of any and all Damages incurred or suffered by the Shareholders or the Cruikshanks by reason of, resulting from, based upon, or arising out of:  (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of LKQ contained in or made pursuant to this Agreement or in any certificate, Schedule or Exhibit furnished by LKQ in connection herewith; (ii) any breach or partial breach of any covenant or agreement of LKQ made in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions of LKQ or the Company after the Closing Date.  The right of the Shareholders and the Cruikshanks to be indemnified from and after the Closing Date shall be subject to each of the following principles or qualifications and any other principles and qualifications set forth in any other agreement executed by the parties hereto simultaneous herewith:

9.2.1  Intentionally omitted.

9.2.2  Each of the representations and warranties made by LKQ in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date except that the representations and warranties made in Sections 5.1, 5.2 and 5.8 shall survive forever, subject to applicable statutes of limitation.  No claim for the recovery of Damages based upon the inaccuracy of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.2.2; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

10.                       Certain Additional Agreements

10.1                        Restrictive Covenants.

10.1.1  In order to assure that LKQ will realize the value and goodwill inherent in the Company, each of the Shareholders and the Cruikshanks agrees with LKQ that he shall not, and none of his affiliates shall, directly or indirectly, either for himself or for any other person for a period of the greater of (a) five years following the Closing Date, or (b) two years following the termination of any consulting or employment relationship between such Cruikshank and the Company and/or its affiliates: (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as owner, principal, director, officer, partner, agent, consultant, shareholder, member or otherwise) any automotive aftermarket or remanufactured  parts sales or distribution business conducted by Company anywhere within a one hundred (100) mile radius of a location where the Company distributed such parts during the twelve months preceding the date hereof; provided, however, that the Shareholders or the Cruikshanks may acquire and hold an aggregate of up to two percent of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded in an established securities market; (ii) induce any customer of LKQ or its subsidiaries to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with LKQ or its subsidiaries; or (iii) solicit for employment, or assist any other person in soliciting for employment, any person employed by any of LKQ or its subsidiaries.

10.1.2  If any provision of this Section 10.1, as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.  If any such   provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable.  Upon breach of any provision of this Section 10.1, LKQ shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient.  In addition, LKQ shall be entitled to such Damages as it can show it has sustained by reason of such breach.

10.2                        Tax Matters.  To the extent reasonably requested by LKQ, the Shareholders shall cooperate with LKQ with respect to the preparation and filing of the 2003 and 2004 U.S. federal and state corporation tax returns of the Company, with respect to all periods prior to the Closing Date.

10.3                        Share Restrictions.  Commencing at the Closing and at any time thereafter during which the Shareholders own any LKQ Common Stock, they shall not (x) directly or indirectly sell any equity security of LKQ if he does not own the security sold, or if owning the security, does not deliver it against such sale within 20 days thereafter, or (y) establish a derivative position with respect to any equity security of LKQ that increases in value as the value of the underlying equity decreases (including but not limited to a long put option and a short call option position) with securities underlying the position exceeding the underlying securities otherwise owned by him.

10.4                        Stock Consideration Minimum Price.  With respect to the number of shares constituting the Stock Consideration that are owned by the Shareholders on the first anniversary of the Closing, LKQ will make an additional payment per share to the Shareholders (in cash or additional shares of LKQ Common Stock) equal to (i) $16.00 (as adjusted appropriately for any stock split or similar transaction involving LKQ Common Stock occurring after the date hereof), minus (ii) the average of the closing prices of LKQ Common Stock (as published in The Wall Street Journal) on the five business days immediately preceding the first anniversary of the Closing.

10.5                        Registration Rights.  The Company hereby grants to the Shareholders all rights (subject to corresponding obligations) under Section 3 of LKQ’s Registration Rights Agreement dated as of June 19, 1998 (which is Exhibit 10.4 to LKQ’s registration statement on Form S-1 on file with the Securities and Exchange Commission) as if each of the Shareholders is a “Stockholder” (as defined in the Registration Rights Agreement), provided however, that the definition of “Eligible Securities” for purposes of this Section 10.5 shall mean the shares constituting the Stock Consideration.

11.                               Miscellaneous

11.1                        Amendment and Modification.  The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.2                        Expenses.  Except as otherwise specifically provided in this Agreement, the parties agree that whether or not the sale of the Shares is consummated, LKQ will pay and bear all of the expenses incurred by it, and the Shareholders will bear all of the expenses incurred by the Company and the Shareholders in connection with the acquisition contemplated by this Agreement, including but not limited to legal, tax, and accounting related expenses.  The reasonable cost of any environmental site assessment conducted by CTL Engineering, Inc. and real estate appraisal conducted by CB Richard Ellis Real Estate Services, Inc. will be borne 50% by LKQ and 50% by the Shareholders.

11.3                        Certain Definitions.  For purposes of this Agreement:

11.3.1  The “best knowledge and belief of the Shareholders and the Cruikshanks”  shall include anything which the officers, shareholders or directors of the Company or any of its subsidiaries actually know or, in the non-negligent performance of their regular duties or in their capacities as such officers, shareholders or directors, reasonably should know.

11.3.2  An “affiliate” means with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

11.3.3  ”Material Adverse Effect” means, when used in connection with LKQ or the Company, any effect that either individually, or in the aggregate with all other such effects relating to the same occurrence, factual circumstance or situation, is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or business prospects of such party and its subsidiaries taken as a whole.

11.3.4  A “person” shall include an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

11.3.5  A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

11.3.6  A “Consolidated Subsidiary” means a subsidiary of LKQ which was a subsidiary of LKQ on December 31, 2003.

11.4                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

11.5                        Entire Agreement.  This instrument, the exhibits attached hereto and the Disclosure Schedule and any other agreement executed by the parties hereto simultaneous herewith contain the entire agreement of the parties hereto with respect to the sale of the Shares and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto,  the Disclosure Schedule, and any other agreements executed by the parties hereto simultaneous herewith.

11.6                        Headings.  The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.7                        Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

11.8                        Notices.  Any notice, request, information or other document to be given hereunder shall be in writing.  Any notice, request, information or other document shall be deemed duly given when deposited in the U.S. mail sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to the Shareholders or the Cruikshanks:

Robert H. Cruikshank, Trustee or Rowena R. Cruikshank, Trustee

1344 Spanish Trail Court

Blacklick, Ohio 43004

with a copy to:

James R. Moats

Carlile Patchen & Murphy LLP

366 East Broad Street

Columbus, Ohio 43215

Fax:   (614) 221-0216

If to LKQ:

LKQ Corporation
120 North LaSalle Street, Suite 3300
Chicago, Illinois  60602
Attention:  General Counsel
Fax:  (312) 621-1969

with a copy to:

Bell, Boyd & Lloyd
70 West Madison Street, Suite 3300
Chicago, Illinois  60602-4207
Attention:  J. Craig Walker
Fax: (312) 372-2098

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

11.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly therein.

11.10                 Venue and Submission to Jurisdiction

11.10.1  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by the Shareholders or the Cruikshanks to enforce their rights under this Agreement or any of the other agreements contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois (Eastern Division) or in the Circuit Court of Cook County, Illinois.

11.10.2  In order to facilitate the ability of the Shareholders and the Cruikshanks to enforce their rights under this Agreement and other agreements contemplated hereby in accordance with subsection 11.10.1, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Northern District of Illinois (Eastern Division) and the Circuit Court of Cook County, Illinois and (ii) expressly agrees that service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the Illinois Long-Arm Statute, Chap. 735 Paragraph 5/2-209 Ill. Comp. Stat. (1997) and the Rules of the Court pertaining thereto.

11.10.3  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by LKQ to enforce its rights under this Agreement, or any of the other agreements contemplated hereby, shall be brought in the United States District Court for the Southern District of Ohio or in the Court of Common Pleas, Franklin County, Ohio.

11.10.4  In order to facilitate the ability of LKQ to enforce its rights under this Agreement and the other agreements contemplated hereby in accordance with subsection 11.10.3, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Southern District of Ohio or the Court of Common Pleas, Franklin County, Ohio and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the applicable Ohio Long-Arm Statute.

11.10.5  All costs and expenses (including reasonable attorney fees and expenses) of each party in any action brought under this Agreement or any of the other agreements contemplated hereby shall be borne and paid in accordance with the determination of the trier of fact in such action, who shall take into account in such determination which party (if any) has prevailed.

11.11                 Further Assurances.  In the event that at any time after the Closing Date further action is necessary to carry out the purposes of this Agreement, the parties shall take all such necessary action.

11.12                 Drafting.  This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as a result of the attribution of drafting to any party.

11.13                 Gender. Any reference to the male gender herein shall not be interpreted as excluding the female or neuter gender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION

By	/s/ Mark T. Spears

Title	Senior Vice President & Chief Financial Officer

SHAREHOLDERS:

/s/ Robert H. Cruikshank
Robert H. Cruikshank, Trustee of the Robert H. Cruikshank Trust dated November 17, 2003

/s/ Rowena R. Cruikshank
Rowena R. Cruikshank, Trustee of the Rowena R. Cruikshank Trust dated November 17, 2003

CRUIKSHANKS:

/s/ Robert H. Cruikshank
Robert H. Cruikshank

/s/ Rowena R. Cruikshank
Rowena R. Cruikshank